Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Dave Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
West Corporation Reports Second Quarter 2006 Results
OMAHA, NE, July 19, 2006 — West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced its second quarter 2006 results. Earnings for the quarter were in line with Company guidance prior to an after-tax expense of approximately $3 million, or $0.04 per diluted share, related to the Company’s proposed recapitalization.
Financial Summary (unaudited)
(In millions, except per share amounts and percentages)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Percent	2006	2005	Percent
			Change			Change
Revenue	$461.7	$369.8	24.8%	$886.4	$729.3	21.5%
Operating income	$76.5	$66.1	15.7%	$147.9	$125.2	18.1%
Net income	$37.8	$37.5	0.8%	$78.8	$71.0	11.0%
Earnings per share (basic)	$0.54	$0.55		$1.12	$1.04
Earnings per share (diluted)	$0.52	$0.53		$1.08	$1.00

“We are pleased to report operating results in line with our expectations for the second quarter,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “We continue to make progress with the integration of the recently completed Raindance and Intrado acquisitions and are maintaining our operational focus throughout the recapitalization process.”
Consolidated Operating Results
For the second quarter ended June 30, 2006, revenues were $461.7 million compared to $369.8 million for the same quarter last year, an increase of 24.8%. Revenue from acquired entities1 accounted for $76.2 million of this increase. Operating income for the second quarter was $76.5 million, an increase of 15.7%, versus $66.1 million in the second quarter of 2005. Net income was $37.8 million, up 0.8% compared to $37.5 million in the same quarter last year. Diluted earnings per share were $0.52 versus $0.53 in the same period of 2005.
The company reported consolidated operating margin of 16.6% in the second quarter of 2006, compared to 17.9% in the comparable quarter last year. The decline in consolidated operating margin for the quarter was primarily the result of non-cash stock-based compensation expense of approximately $3.7 million and approximately $3.0 million of after-tax expense related to the announced recapitalization.
The effective income tax rate increased to 38.8% in the second quarter of 2006 from 36.8% in the same quarter of 2005 primarily due to the non-deductible recapitalization expense of $3.0 million.
Balance Sheet and Liquidity
At June 30, 2006, West Corporation had cash and cash equivalents totaling $33.4 million and working capital of $110.2 million. Net cash flows from operating activities were $84.7 million for the second quarter. Depreciation expense was $24.8 million for the quarter and amortization expense was $11.2 million for the quarter. Quarterly adjusted EBITDA2 was $116.5 million. Interest expense was $12.2 million for the second quarter of 2006, an increase of $8.9 million over the second quarter of 2005 due to the debt incurred to fund the Intrado and Raindance acquisitions.

[1]
Acquired entities include Sprint Corporation’s conferencing assets (acquired in June 2005) and Raindance (acquired in April 2006) in the Conferencing segment and Intrado (acquired in April 2006) in the Communications Services segment.

[2]	See attached reconciliation of financial measures.

At June 30, 2006, borrowings under the revolving credit facility totaled $690.0 million. The current variable interest rate on the credit facility is approximately six percent.
“During the quarter, we invested $23.2 million, or 5% of revenues, in capital expenditures to upgrade equipment and infrastructure, as well as expand facilities domestically and in the Philippines,” commented Paul Mendlik, Chief Financial Officer of West Corporation. “During the second quarter, we added 700 workstations, bringing our capacity to approximately 20,000 workstations.”
Proposed Recapitalization
On May 31, 2006, West Corporation entered into a definitive agreement to recapitalize the Company in a transaction sponsored by an investor group led by Thomas H. Lee Partners and Quadrangle Group LLC.
Preliminary proxy materials were filed with the SEC on July 13, 2006. The transaction is currently expected to close in the fourth quarter of 2006 and is subject to customary closing conditions including the approval of West Corporation’s stockholders.
Conference Call
The company will not host a conference call to discuss its second quarter results due to the proposed recapitalization. Several operating metrics normally discussed during the call are included in the attached tables.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 28,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.

Forward-Looking Statements
This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements.
Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the satisfaction of the conditions to complete the proposed recapitalization, including the receipt of the required stockholder or regulatory approvals; the actual terms and availability of the financing that must be obtained for completion of the proposed recapitalization; substantial indebtedness incurred in connection with the consummation of the proposed recapitalization; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed recapitalization and the payment of a termination fee by West; the outcome of any legal proceedings that may be instituted against us and others following announcement of the proposed recapitalization; the failure of the proposed recapitalization to close for any other reason; the amount of the costs, fees, expenses and charges relating to the proposed recapitalization; the difficulty in retaining employees or clients as a result of the proposed recapitalization; the risk of unforeseen material adverse changes to the business or operations; the disruption of current plans, operations, and technology and product development efforts caused by the proposed transaction; and other factors described in West’s SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended March 31, 2006. West Corporation assumes no obligation to update any forecast or forward-looking statements included in this document, except as required by law.
Additional Information and Where to Find It
In connection with the proposed transaction, West Corporation filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on July 13, 2006. West Corporation will also file a definitive proxy statement and other relevant documents with the SEC in connection with the proposed transaction, and will furnish the definitive proxy statement to stockholders of West Corporation. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Participants in the Solicitation
West Corporation and certain of its executive officers and directors may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from West Corporation stockholders in favor of the proposed transaction. Certain executive officers and directors of West Corporation have interests in the transaction that may differ from the interests of stockholders generally. Information regarding the persons who may be considered “participants” in the solicitation of proxies, their interests in the transaction and their beneficial ownership of West Corporation common stock is set forth in the West Corporation proxy statement described above.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2006	2005	Change	2006	2005	Change
Revenue	$461,678	$369,788	24.8%	$886,416	$729,345	21.5%
Cost of services	200,126	165,297	21.1%	397,417	331,234	20.0%
Selling, general and administrative expenses	185,049	138,386	33.7%	341,107	272,927	25.0%

Operating income	76,503	66,105	15.7%	147,892	125,184	18.1%
Other expense, net	10,784	2,678	302.7%	14,449	5,040	186.7%

Income before tax	65,719	63,427	3.6%	133,443	120,144	11.1%
Income tax expense	23,921	21,832	9.6%	48,005	41,312	16.2%
Minority Interest	4,048	4,137	-2.2%	6,624	7,834	-15.4%

Net income	$37,750	$37,458	0.8%	$78,814	$70,998	11.0%

Earnings per share:
Basic	$0.54	$0.55	-1.8%	$1.12	$1.04	7.7%
Diluted	$0.52	$0.53	-1.9%	$1.08	$1.00	8.0%
Weighted average common shares outstanding:
Basic	70,499	68,579		70,238	68,513
Diluted	72,932	71,052		72,968	70,958

SELECTED SEGMENT DATA:
Revenue:
Communication Services	$248,298	$212,026	17.1%	$477,727	$430,526	11.0%
Conferencing	155,853	103,932	50.0%	292,717	192,124	52.4%
Receivables Management	59,020	55,008	7.3%	119,176	108,960	9.4%
Inter segment eliminations	(1,493)	(1,178)	26.7%	(3,204)	(2,265)	41.5%

Total	$461,678	$369,788	24.8%	$886,416	$729,345	21.5%

Operating Income:
Communication Services	$27,048	$29,444	-8.1%	$56,172	$60,057	-6.5%
Conferencing	39,491	26,760	47.6%	70,531	44,913	57.0%
Receivables Management	9,964	9,901	0.6%	21,189	20,214	4.8%

Total	$76,503	$66,105	15.7%	$147,892	$125,184	18.1%

Operating Margin:
Communication Services	10.9%	13.9%	-21.6%	11.8%	13.9%	-15.1%
Conferencing	25.3%	25.7%	-1.6%	24.1%	23.4%	3.0%
Receivables Management	16.9%	18.0%	-6.1%	17.8%	18.6%	-4.3%

Total	16.6%	17.9%	-7.3%	16.7%	17.2%	-2.9%

SELECTED OPERATING DATA:
Share-based compensation expense recognized ($M)	3.7	0.1	NM
Cash flow from operations ($M)	84.7	76.8	10.2%
Revolving Line of Credit ending balance ($M)	690.0	340.0	NM

Receivables Management Metrics ($M):
Revenue from portfolios sales	2.7	2.1	28.6%
Cash collections applied to principal portfolio receivables	14.6	15.5	-5.8%

Ending portfolio receivables	98.5	88.1	11.8%
Ending non-recourse debt	46.6	30.8	51.3%
Ending number of workstations	20,000	16,900	18.3%
Ending number of international workstations	3,400	3,000	13.3%
Ending number of active West at Home agents	7,300	6,500	12.3%
Ending number of Communication Services ports	121,500	132,600	-8.4%
Ending number of Conferencing ports	150,500	109,800	37.1%
CONDENSED BALANCE SHEET

	June 30,	December 31,	%
	2006	2005	Change

Current assets:
Cash and cash equivalents	$33,368	$30,835	8.2%
Trust cash	5,483	3,727	47.1%
Accounts and notes receivable, net	263,188	217,806	20.8%
Portfolio receivables, current	39,269	35,407	10.9%
Other current assets	45,005	28,567	57.5%

Total current assets	386,313	316,342	22.1%
Net property and equipment	275,753	234,871	17.4%
Portfolio receivables, net	59,213	59,043	0.3%
Goodwill	1,146,289	717,624	59.7%
Other assets	241,558	170,782	41.4%

Total assets	$2,109,126	$1,498,662	40.7%

Current liabilities	$276,098	$206,295	33.8%
Long Term Obligations	704,197	233,245	201.9%
Other liabilities & minority interest	44,396	87,254	-49.1%
Stockholders’ equity	1,084,435	971,868	11.6%

Total liabilities and stockholders equity	$2,109,126	$1,498,662	40.7%

Reconciliation of Financial Measures
     The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use earnings before interest, taxes, depreciation and amortization, share based compensation and minority interest or Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitution for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants. Set forth below is a reconciliation of EBITDA and adjusted EBITDA to cash flow from operations. We use EBITDA and adjusted EBITDA for its debt covenants as these are viewed as measures of liquidity.

Amounts in thousands
Three Months Ended June 30,	2006	2005

Cash flow from operating activities	$84,620	$76,807
Income tax expense	23,921	21,832
Deferred income tax (expense) benefit	(21,114)	1,135
Interest expense	12,205	3,314
Minority interest in earnings, net of distributions	579	(1,309)
Stock based compensation	(3,663)	(148)
Other	(320)	(590)
Changes in operating assets and liabilities, net of business acquisitions	13,417	(12,016)
EBITDA	109,645	89,025
Minority interest	4,048	4,137
Interest income	(824)	(434)
Provision for share based compensation	3,663	148

ADJUSTED EBITDA	$116,532	$92,876

Six Months Ended June 30,	2006	2005

Cash flow from operating activities	$148,200	$136,324
Income tax expense	48,005	41,312
Deferred income tax (expense) benefit	(17,480)	1,145
Interest expense	16,426	6,144
Minority interest in earnings, net of distributions	3,138	(3,408)
Stock based compensation	(7,287)	(297)
Other	(569)	(860)
Changes in operating assets and liabilities, net of business acquisitions	16,809	(9,695)
EBITDA	207,242	170,665
Minority interest	6,624	7,834
Interest income	(1,163)	(749)
Provision for share based compensation	7,287	297

ADJUSTED EBITDA	$219,990	$178,047